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                                                                       EXHIBIT 7

                                   [VSNL LOGO]

                                                             Rishabh Nath Aditya
                                                     Assistant Company Secretary

HQ/CS/CL.24B/9996
21 July 2003
Sir,

            Sub: Intimation under Clause 36 of the Listing Agreement

     Pursuant to Clause 36 of the Listing Agreement with Indian Stock Exchanges, please find attached herewith a copy of the press release issued in relation to signing of Agreement by VSNL Lanka Limited (VLL) with Board of Investment, Sri Lanka, to provide Superior Quality International Long Distance Services in Sri Lanka.

         Thanking you,

                                                               Yours faithfully,
                                                For Videsh Sanchar Nigam Limited


                                                                  Rishabh Aditya

To:-

     1. Security Code 23624, The Stock Exchange, Mumbai, Corporate Relationship Department, 1st Floor, New Trading Ring, Rotunda Building, Phiroze Jee Jee Bhoy Towers, Dalal Street, Mumbai - 400 001. Fax No.(22) 2722061, 2721072.

     2. The Secretary, Madras Stock Exchange Limited, Post Box No.183, 11, Second Line Beach, Chennai - 600 001. Fax No.(44) 524 48 97.

     3. Security Code 32149, The Secretary, Calcutta Stock Exchange Assn. Ltd, 7, Lyons Range, Calcutta - 700 001. Fax No.(33) 220 25 14/28 37 24.

     4. Security Code 22064, The Secretary, Delhi Stock Exchange Assn. Limited, 3/1, Asaf Ali Road, New Delhi - 110 002. Fax No.(11) 329 21 81.

     5. Security Code 5251, The Asst. Manager (Listing), National Stock Exchange of India Limited, Capital Market - Listing, Exchange Plaza, Bandra Kurla Complex, Bandra (E), Mumbai - 400 051.Fax Nos. : (22) 6598237/38.

     6. National Securities Depository Ltd., Trade World, 4th Floor, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel, Mumbai - 400 013. Fax Nos. : 497 29 93.

     7. Mr. Anish Kumar, The Bank of New York, Express Towers, 13th Floor, Nariman Point, Mumbai - 400 021. Fax No.204 49 42.

     8. Ms.Caroline Yap, Managing Director, International Client Services, New York Stock Exchange. No. :+1 2126565071

     9. Mr. Hitendra Patil, Vice President (Operations) Central Depository Services (India) Limited Phiroze Jee Jee Bhoy Towers, Dalal Street, Mumbai - 400 023. Fax : 267 3199

     10.  Mr. Pavithra Kumar, Sr. Mgr(FA), for SEC filing requirements, Fax 1195


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                                   [VSNL LOGO]


                                                                   PRESS RELEASE

VSNL LANKA LIMITED (VLL) TO PROVIDE SUPERIOR QUALITY INTERNATIONAL LONG DISTANCE
                             SERVICES IN SRI LANKA

                 o VLL SIGNS AGREEMENT WITH BOARD OF INVESTMENT

COLOMBO, JULY 21, 2003: VSNL Lanka Limited (VLL) today announced that it has entered into an Agreement with the Board of Investment, Sri Lanka. VSNL Lanka Ltd. is the wholly owned subsidiary of Videsh Sanchar Nigam Limited (VSNL), India's Premier Telecom service provider of International Long Distance, National Long Distance, Corporate Data, Internet and other Value Added Services. The BOI Agreement was signed in Colombo today by Mr. S. K. Gupta, Managing Director, VSNL and Chairman, VLL and Mr. Arjunna Mahendran, Chairman, Board of Investment. This closely follows VLL being granted an External Gateway Operator
(EGO) license by the Telecommunications Regulatory Commission of Sri Lanka against a license fee of US$ 50,000. The company stated that it would initially seek to offer International Long Distance (ILD) telephony service in Sri Lanka and in due course would extend its service umbrella to include other telecom services.

VSNL Lanka Limited said that it is in the process of installing a state-of-the-art Switch in Sri Lanka that will enable it to offer superior toll quality ILD services to the people of the country. The company stated that its ability to route traffic through VSNL's existing robust, global infrastructure would give it a distinctive advantage of delivering superior quality voice service to customers in the Emerald Island.

VSNL is India's premier provider of International Telecommunications Services, carrying in excess of 3 billion minutes of ILD traffic annually. The company is also a provider of National Long Distance services for which it is investing in creating a high speed DWDM based country-wide fiber optic network within India. The company is a leader in the market for Corporate Data services like international leased circuits, TV uplinking, Inmarsat and frame relay services. VSNL is also the market leader in India for both retail and corporate internet services. In retail internet, the company has over 700,000 customers and in corporate it offers a range of Internet Data Centre and Network based services. Recently it has announced the offerings of MPLS based IP-VPN services both in India and internationally.

VSNL posted a turnover of around SLR 100 billion in the financial year 2002-03. The company has a robust global telecom infrastructure that includes 12 gateways, about 50 earth stations and bandwidth on five submarine cables supported by a skilled and trained manpower base of over 1,700 people across over 20 locations in India.


Commenting upon the development, Mr. S. K. Gupta said, "We at VSNL, are delighted to come to Sri Lanka, which like India, is an evolving telecom market. VSNL has the world class infrastructure, the existing relationships with international carriers and the experience of over 130

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years in International telecommunication, giving it a strong foundation and unmatched credentials in the business. We hope to extend our unmatched quality service offerings to the island of Sri Lanka." Mr. S.K. Gupta further added that he was highly impressed with the efficiency and speed displayed in the process by the concerned Authorities such as Board of Investment, Telecom Regulatory Commission and the Registrar of Companies of Sri Lanka during the course of regulatory and statutory approvals. He thanked the Government of Sri Lanka and the various authorities for the support extended to the company in establishing VLL expeditiously.

VSNL Lanka Limited is VSNL's second international venture after the setting up of United Telecom Limited (UTL) along with MTNL, TCIL and Nepal Ventures Private Limited. UTL can also operate national and international long distance services. VSNL also recently set up a subsidiary in the United States of America called VSNL America Inc. to provide IP-VPN services to Indian and American markets. On June 30th 2003, VSNL announced the acquisition of assets & network of an existing International IP-VPN solution provider in the US, Europe and Far East. The acquisition helps VSNL catapult into the world-wide league of international VPN Service providers.

VSNL is listed across all the major stock exchanges in India and also has its ADRs listed on the New York Stock Exchange. (www.vsnl.com)

FOR FURTHER DETAILS CONTACT:
--------------------------------------------------------------------------------

Dr. G. C. Banik, Chief General          Ms. Divya Kottayil / Ms. Ayesha Silviera
 Manager (PR),                          Vaishnavi Corporate Communications
Videsh Sanchar Nigam Limited,           Tel: 91-22-56568787/07/12
Tel: 91-22-22624007


FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Certain words and statements in this release concerning VSNL and its prospects, and other statements relating to VSNL's expected financial position, business strategy, the future development of VSNL's operations and the general economy in India, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements of VSNL, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding VSNL's present and future business strategies and the environment in which VSNL will operate in the future. The important factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements include, among others, changes in government policies or regulations of India and, in particular, changes relating to the administration of VSNL's industry, and changes in general economic, business and credit conditions in India. Additional factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements, many of which are not in VSNL's control, include, but are not limited to, those risk factors discussed in VSNL's various filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. These forward-looking statements speak only as of the date of this release. VSNL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in VSNL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.